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                                 OneWave, Inc.
            Statement Regarding Computation of Net Loss Per Share
                     (In thousands, except per share data)
                                  Exhibit 11

                                                              UNAUDITED                      UNAUDITED
                                                          THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               JUNE 30,                       JUNE 30,
                                                     ----------------------------    -------------------------
                                                          1995           1996            1995         1996
                                                     ------------     -----------    -----------    ----------
Net loss                                             $        278     $       793    $       568    $    9,308

Weighted average shares outstanding
   during the period (1)                                   10,737          10,737         10,181        10,737

Common stock equivalent shares (1)                          2,404           2,404          2,404         2,404
                                                     ------------     -----------    -----------    ----------

Weighted average number of common and
   common stock equivalents                                13,141          13,141         12,585        13,141

Net loss per common and common equivalent share      $      (0.02)    $     (0.06)   $     (0.05)   $  f (0.71)
                                                     ============     ===========    ===========    ==========
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 (1) In accordance with the Securities and Exchange Commission Staff Accounting
     Bulletin No. 83 ("SAB 83") all common and common equivalent shares and other potentially dilutive instruments (including stock options, redeemable convertible preferred stock and convertible preferred stock)
     issued during the last twelve month period prior to the public offering date have been included in the calculation as if they were outstanding for all periods prior to the date of the IPO.